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Exhibit 99.1

BENTLEY PHARMACEUTICALS, INC. LOGO

Bentley Park 2 Holland Way Exeter, NH 03833-2937	News Release
Tel: 603.658.6100
Fax: 603.658.6101/6102	Contact:
www.bentleypharm.com	Michael D. Price Vice President, Chief Financial Officer Bentley Pharmaceuticals, Inc. 603.658.6100
DRAFT NOT FOR IMMEDIATE RELEASE	www.bentleypharm.com
Investor Relations Contacts: Porter, Le Vay & Rose, Inc. Linda Decker, V.P.—Investor Relations Jeff Myhre, V.P.—Editorial 212.564.4700

BENTLEY PHARMACEUTICALS ADOPTS RENEWED SHAREHOLDER RIGHTS PLAN

—Renewed Plan replaces existing Plan that expires on December 21, 2004—

        EXETER, NH, December 21, 2004 — Bentley Pharmaceuticals, Inc. (NYSE: BNT), a specialty pharmaceutical company focused on advanced drug delivery technologies, which also manufactures and markets a growing branded and generic product line in Europe, today announced that its Board of Directors has adopted a Renewed Shareholder Rights Plan to replace its Shareholder Rights Plan that expires on December 21, 2004. The Renewed Plan is designed to protect long-term shareholder value and to ensure that all shareholders receive fair and equal treatment in the event of any coercive takeover tactics which may be used to gain control of Bentley. The Renewed Plan will not prevent a takeover, but should encourage anyone seeking to acquire Bentley to negotiate with the Board of Directors prior to attempting a takeover. The Renewed Plan was not adopted in response to any specific effort to acquire control of Bentley.

        "Bentley believes shareholder rights plans have been used as an effective tool by many public companies seeking to preserve and enhance shareholder value," said James R. Murphy, President and Chief Executive Officer. "The Renewed Rights Plan is intended to provide the Board of Directors with sufficient time to consider any and all alternatives to coercive takeover attempts. By adopting this Renewed Rights Plan to replace the existing Plan, the Board of Directors believes it is protecting the interests of all of its shareholders."

        In connection with the adoption of the Renewed Shareholder Rights Plan, the Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of Bentley's Common Stock. Each of these rights, when exercisable, will entitle the holder to purchase one one-thousandth (1/1000) of a share of Bentley's Series A Junior Participating Preferred Stock at a purchase price of $72.55. In the event that any person or group (other than Michael McGovern, one of Bentley's directors, who holds approximately 14% of Bentley's stock), together with its affiliated entities acquires beneficial ownership of 15% or more of the outstanding shares of Bentley's Common Stock, each holder of a right, other than the acquirer, would be entitled to receive, upon payment of the exercise price, a number of shares of Common Stock having a market value equal to two times the purchase price of the right. In order to retain flexibility and the ability to maximize shareholder value in the event of transactions that may arise in the future, the Board retains the power to redeem the rights for $0.001 per right.

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        The distribution of the rights will be made to shareholders of record as of the close of business on December 21, 2004. Initially, the rights will be attached to certificates representing outstanding shares of common stock and no separate rights certificates will be distributed. The rights will expire on December 19, 2014 unless earlier redeemed or exchanged in accordance with the Renewed Shareholder Rights Plan.

The foregoing description of the Renewed Shareholder Rights Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Renewed Rights Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to a current report on Form 8-K.

        Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and pharmaceutical products. Bentley's proprietary drug technologies enhance or facilitate the absorption of pharmaceutical compounds across various membranes. Bentley also manufactures and markets a growing portfolio of generic and branded pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and neurological diseases through its subsidiaries, Laboratorios Belmac, Laboratorios Davur and Laboratorios Rimafar; and manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.

        Copies of Bentley Pharmaceuticals' press releases and other information may be obtained through Bentley's web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements, including without limitation, statements regarding the benefits and effects of adopting a shareholder rights plan. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to the ability of the Renewed Shareholder Rights Plan to protect long-term shareholder value, thwart coercive or unwanted takeover attempts and ensure that all of the Company's shareholders receive fair and equal treatment in the event of a proposed takeover, and other uncertainties detailed in Bentley's most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission. Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

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  Exhibit 99.1
BENTLEY PHARMACEUTICALS ADOPTS RENEWED SHAREHOLDER RIGHTS PLAN